Exhibit 99.1

News Release
INTERNATIONAL GAME TECHNOLOGY
ANNOUNCES DEFINITIVE AGREEMENT TO
ACQUIRE WAGERWORKS, INC.
     (Reno, NV – July 27, 2005) – International Game Technology (NYSE: IGT) announced today that it has entered into a definitive agreement with WagerWorks, Inc. (“WagerWorks”) pursuant to which WagerWorks would be acquired by IGT in an all cash merger. The consummation of the merger is subject to customary closing conditions and regulatory approvals. IGT expects the transaction to be completed in August 2005.
     WagerWorks, a privately owned company, is a provider of internet gaming technology, content and services. WagerWorks has distinguished itself with its content portfolio and strict operation policy of not conducting business with operators who knowingly process gambling transactions from the United States. WagerWorks’ customers include BSkyB, Rank, Blue Square, Paddy Power, Virgin and World Poker Tour®. They also have important premium content relationships with Sony (including online internet rights to Wheel of Fortune), Hasbro and FremantleMedia.
     TJ Matthews, IGT’s Chief Executive Officer said, “The acquisition of WagerWorks will help the distribution of IGT game content across new channels and mediums including the internet, mobile devices, and interactive television. WagerWorks’ adherence to a strict compliance policy ensures that operators offer the company’s products and services to end users in a responsible manner. We are very excited to work with their customer base, content providers and management team to accelerate and enhance WagerWorks’ growth prospects.”
     Paul Miltenberger, Chief Executive Officer for WagerWorks said, “We think this transaction validates WagerWorks’ regulatory strategy and reinforces our belief that remote gaming will continue to evolve and mature in a regulated manner, led by credible established gaming companies, like IGT. We’ve had a longstanding relationship with IGT and our approach to the industry, particularly as it relates to

News Release
International Game Technology Announces
Definitive Agreement to Acquire WagerWorks, Inc.

content, is complementary. We’re thrilled about the opportunity to utilize IGT’s content and intellectual property portfolio to further enhance our product offerings and deliver the most compelling gaming experience to the players.”
     Under the terms of the proposed transaction, the total consideration paid by IGT would be approximately $90 million, subject to a working capital adjustment. Pending final purchase accounting adjustments including amortization of lifed intangibles and in-process research and development, IGT estimates the transaction to be up to $0.02 dilutive to earnings in both fiscal 2005 and 2006.
     In this release, we make some “forward looking” statements, which are not historical facts, but are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to expectations concerning our ability to expand the distribution of IGT’s game content and to accelerate and enhance WagerWorks’ growth prospects, the belief that remote gaming will continue to evolve and mature in a regulated manner, the proposed timing of the transaction closing and IGT estimates the transaction to be up to $0.02 dilutive to earnings in both fiscal 2005 and 2006. Also, the closing of the transaction and the timeframe for doing so are subject to the satisfaction of agreed upon closing conditions. The failure to satisfy such conditions could result in a failure or delay in closing the transaction.
     Although we believe that the expectations reflected in any of our forward looking statements are reasonable, actual results could differ materially from those projected or assumed. The success of the acquisition and our future financial condition and results of operations, as well as any other forward looking statements, are subject to change and to inherent known and unknown risks and uncertainties. We do not intend, and undertake no obligation, to update our forward looking statements to reflect future events or circumstances. We urge you to carefully review the following discussion of the specific risks and uncertainties that affect our business. These include, but are not limited to, uncertainties about our ability to pursue successfully the markets targeted by WagerWorks as well as the potential for changes in demand for IGT’s or WagerWorks’ products because of a reduction in the growth of markets or changes in the popularity of our or their products, the continuing or lingering impact of terrorist-related events on play per game and capital equipment purchases by casinos across our jurisdictions, a change in the appeal of Ticket-In, Ticket-Out technology, a reduction in the pace of the replacement of machines, a decrease in the popularity of our recurring revenue games, the risks of conducting international operations, the adoption of new unfavorable gaming laws or laws applicable to gaming machine manufacturers or online gaming providers, and the uncertainties generally associated with the development, manufacture and sales of gaming machines and systems. Historical results achieved are not necessarily indicative of future prospects of IGT. More information on factors that could affect IGT’s business and financial results are included in our most recent Annual Report on Form 10-K and other public filings made with the Securities and Exchange Commission.
     International Game Technology (www.IGT.com) is a global company specializing in the design, development, manufacturing, distribution and sales of computerized gaming machines and systems products.
     Contact: Patrick Cavanaugh, Director of Investor Relations, 866-296-4232